APTIMUS, INC.
                           OFFER TO PURCHASE FOR CASH
                     UP TO 10,750,000 SHARES OF COMMON STOCK
                               AT $0.48 PER SHARE

      The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on Monday, November 12, 2001, unless the tender offer is extended.

      Aptimus, Inc. (which is sometimes referred to herein as "we", "us", "Aptimus" or similar terms, as the context requires) is offering to purchase, for a price of $0.48 per share in cash, up to 10,750,000 shares of Common Stock, under the terms and conditions set forth in this document and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, present the tender offer).

      All shares properly tendered and not properly withdrawn will be purchased for $0.48 per share, under the terms and conditions of the tender offer, including the odd lot and proration provisions. We reserve the right, in our sole discretion, to purchase fewer than 10,750,000 shares of Common Stock in the tender offer, subject to applicable law. Shares not purchased because of proration provisions will not be purchased in the tender offer.

      Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense as promptly as practicable after the expiration of the tender offer. We reserve the right to purchase all shares duly tendered by any shareholder who tenders all shares owned beneficially or of record and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If you own beneficially or of record fewer than 100 shares and properly tender all of them before the tender offer expires and complete the section entitled "Odd Lots" in the related Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1 of The Tender Offer.

      The tender offer is not conditioned on the tender of any minimum number of shares. The tender offer is, however, subject to other conditions. See Section 5 of The Tender Offer.

      Our Board of Directors, acting upon the unanimous recommendation of an Independent Committee of our Board of Directors established to consider the tender offer and other strategic alternatives for us, has unanimously approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

      As of the date of this Offer to Purchase, our Common Stock is listed and traded on the Nasdaq National Market under the trading symbol "APTM." On August 27, 2001, the last full trading day before the public announcement of the proposed tender offer, the last reported closing price of the shares on the Nasdaq National Market was $0.26. We urge you to obtain current market quotations for the shares. See Section 1 of Information About Aptimus.

      Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of the tender offer; passed upon the merits or fairness of the tender offer; or passed upon the adequacy or accuracy of the disclosure in this offer to purchase.

      The date of this Offer to Purchase is October 10, 2001.

                               SUMMARY TERM SHEET

      We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

      Aptimus, Inc. is offering to purchase your shares of the Common Stock of Aptimus.

What will the purchase price for the shares be?

      The purchase price will be $0.48 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer. See Section 1 of The Tender Offer.

How many shares will you purchase?

      We intend to purchase 10,750,000 shares in the tender offer, or if less than 10,750,000 shares are properly tendered, all properly tendered shares. See
Section 1 of The Tender Offer. We reserve the right, in our sole discretion, to purchase fewer than 10,750,000 shares. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 5 of The Tender Offer.

Will Aptimus still be a public company after the tender offer?

      We are making a tender offer for approximately 81.5% of our outstanding Common Stock (or approximately 79.8% assuming exercise of all 276,437 in the money stock options). We intend to purchase shares in the following order:

   o first, any shares tendered by all shareholders including officers, directors and affiliates, other than Timothy Choate, our President and Chief Executive Officer, and John Ballantine, one of our directors, and up to 100,000 shares tendered by each of Messrs. Choate and Ballantine;
   o     second, any shares tendered by John Ballantine; and
   o third, any shares tendered by Timothy Choate (up to 50% of his holdings).

      If a sufficient number of our shareholders other than Mr. Choate tender their shares, Mr. Choate will substantially increase his ownership interest in Aptimus. If there are fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) following the tender offer, our Common Stock will no longer be eligible to be quoted on the Nasdaq National Market. In such an event, we may elect at some point to terminate the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would cause our stock to no longer be eligible for quotation on Nasdaq, any other stock exchange or the Over-the-Counter Bulletin Board ("OTCBB"). At the present time, there are no plans to seek deregistration even if the choice becomes available.

How will you pay for the shares?

      We plan to fund the tender offer from our existing cash reserves and short-term investments. See Section 6 of the Tender Offer.

How long do I have to tender my shares?

      You may tender your shares until Monday, November 12, 2001, at 5:00 p.m., Eastern time, unless we extend the tender offer. See Section 1 of The Tender Offer. We may choose to extend the tender offer for any reason. See Section 9 of The Tender Offer.

How will I be notified if you extend the tender offer?

      We will issue a press release by 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 9 of The Tender Offer.

Are there any conditions to the tender offer?

      Yes. The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our businesses that, in our judgment, are or may be materially adverse to us. See Section 5 of The Tender Offer.

How do I tender my shares?

      To tender your shares, prior to 5:00 p.m, Eastern time, on Monday, November 12, 2001, unless we extend the tender offer:

      o you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this document; or

      o the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

      o     you must comply with the guaranteed delivery procedure.

      You may also contact the Information Agent (as defined below) for assistance. See Section 2 of The Tender Offer and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the tender offer, can I withdraw my tender?

      You may withdraw any shares you have tendered at any time before 5:00 p.m., Eastern time, on Monday, November 12, 2001, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., Eastern time, on Monday, November 12, 2001. See Section 3 of The Tender Offer.

How do I withdraw shares I previously tendered?

      You must deliver on a timely basis a written or facsimile notice (confirmed by telephone) of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 2 of The Tender Offer. See Section 3 of the Tender Offer.

Are you or is your Board of Directors recommending that I participate in the tender offer?

      Our Board of Directors, acting upon the unanimous recommendation of an Independent Committee of our Board of Directors established to consider the tender offer and other strategic alternatives for us, has approved the tender offer on behalf of Aptimus. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. Our officers, directors and affiliates, other than Messrs. Choate and Ballantine, have indicated to us that they may participate to some degree in the tender offer. Mr. Ballantine has indicated that he is undecided whether he will participate in the tender offer. Mr. Choate has indicated that he may sell up to 50% of his stock in the tender offer after all other shareholders have had the opportunity to tender.

If I own fewer than 100 shares, and I tender all of my shares, will I be subject to proration?

      If you own beneficially or of record fewer than 100 shares, and if you tender all of them before the tender offer expires and complete the section entitled "Odd Lots" in the Letter of Transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1 of The Tender Offer.

When will you pay for the shares I tender?

      We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and our acceptance of the shares for payment. See Section 4 of The Tender Offer.

Will I have to pay brokerage commissions if I tender my shares?

      If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 10 of The Tender Offer.

If I do not tender but the offer is successful, what will happen to my shares?

      As indicated above, our shares may no longer be eligible to be quoted on the Nasdaq National Market, but will remain eligible for quotation on the OTCBB. If we qualify following the tender, we may elect to terminate the registration of our Common Stock under the Exchange Act, in which case we may cease making filings with the Commission and otherwise cease being required to comply with the Commission's rules relating to publicly held companies. We have no intention at this point to seek such termination, even if the opportunity to do so presents itself. In any event, the number of shareholders and the number of shares of Common Stock that are still in the hands of the public may be so small that there may be no active public trading market (or, possibly, any public trading market) for our shares.

Are dissenters' rights available in the offer?

      Dissenters' rights are not available in the offer.

What are the United States federal income tax consequences if I tender my shares?

      If you hold your shares as capital assets, your receipt of cash for your tendered shares will be treated either as (1) a sale or exchange of the tendered shares, in which case you will recognize capital gain or loss with respect to the tendered shares or (2) a distribution treated as a dividend (taxable as ordinary income) to the extent of your share of any of our current or accumulated earnings and profits and with respect to any excess of the distribution over your share of any of our earnings and profits, as a return of capital to the extent of your tax basis in your shares and as capital gain to the extent of any balance of the distribution. See Section 5 of Special Factors.

Will I have to pay share transfer tax if I tender my shares?

      If you instruct the Depositary (as defined on page 6 of this document) in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any share transfer tax. See Section 4 of The Tender Offer.

Who can I talk to if I have questions?

      The Information Agent is Mellon Investor Services ("Information Agent"). Its telephone number is (888) 694-4771. It can help answer your questions.

                                    IMPORTANT

      If you wish to tender all or any part of your shares, you should either:

      (1) (a) complete and sign a Letter of Transmittal according to the Instructions in the enclosed Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Mellon Investor Services, the Depositary for the tender offer (the "Depositary"), and mail or deliver the certificates for your shares to the Depositary together with any other documents required by the Letter of Transmittal or (b) tender the shares according to the procedure for book-entry transfer described in Section 2 of The Tender Offer, or

      (2) request a broker, dealer, commercial bank, trust company or other nominee to tender your shares for you.

      If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and

      (1) your certificates for the shares are not immediately available or cannot be delivered to the Depositary, or

      (2) you cannot comply with the procedure for book-entry transfer, or

      (3) your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

      you must tender your shares according to the guaranteed delivery procedure described in Section 2 of The Tender Offer.

      Questions and requests for assistance may be directed to Mellon Investor Services, the Information Agent for the tender offer, at its address and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the related Letter of Transmittal. You must not rely on any recommendation or any information or representation given or made by any other person.

                                TABLE OF CONTENTS

SPECIAL FACTORS..............................................................................................8

   1.  Background of the tender offer; our contacts..........................................................8

   2.  Fairness of the tender offer.........................................................................11

   3.  Effects of the tender offer; our plans...............................................................14

   4.  Reports, Opinions, Appraisals and Negotiations.......................................................16

   5.  United States federal income tax consequences........................................................16

THE TENDER OFFER............................................................................................21

   1.  Number of shares; proration..........................................................................21

   2.  Procedures for tendering shares......................................................................23

   3.  Withdrawal rights....................................................................................26

   4.  Purchase of shares and payment of purchase price.....................................................27

   5.  Conditions of the tender offer.......................................................................28

   6.  Source and amount of funds...........................................................................29

   7.  Effects of the tender offer on the market for shares; registration under the Exchange Act............30

   8.  Legal matters; regulatory approvals..................................................................30

   9.  Extension of the tender offer; termination; amendment................................................31

   10. Fees and expenses....................................................................................31

   11. Miscellaneous........................................................................................32

INFORMATION ABOUT APTIMUS...................................................................................33

   1.  Subject company information..........................................................................33

   2.  Identity and background of certain persons...........................................................34

   3.  Past contacts, transactions, negotiations and agreements.............................................37

   4.  Certain financial information concerning us; documents incorporated by reference.....................37

   5.  Interests of directors, executive officers and affiliates; transactions and arrangements concerning shares...............................................................................................42

                           FORWARD-LOOKING STATEMENTS

      This Offer to Purchase, including the Summary Term Sheet, contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to: volatile share price; potential delisting from the Nasdaq National Market; a history of losses; fluctuations in quarterly operating results; reliance on short term contracts; network constraints; potential acquisitions or dispositions; domestic and international economic activity; economic conditions for our clients and partners; regulatory changes and legal proceedings; marketers' adoption of the Internet as a distribution channel; client acceptance of our products and services; adequacy of internal cash resources and available credit, if any, to fund operations; and successful implementation of our internal operating plans.

      In addition, please refer to our documents filed with the Commission, including our most recent Quarterly Report on Form 10-Q, for more information on these and other risk factors. We undertake no obligation to make any revisions to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                                 SPECIAL FACTORS

1. Background of the tender offer; our contacts.

      We conducted our initial public offering in September 1999 seeking to raise capital for an aggressive expansion of our business toward becoming the dominant provider of online direct marketing services. Our strategy was to increase visitor traffic and transactions through both online and traditional marketing programs; increase our client base by expanding our sales staff and the services we offer and by broadening our relationships with advertising agencies and companies with national consumer brands; enhance the company's brand name recognition through aggressive marketing; expand the categories, and the products and benefits within each such category, offered to our users; and develop technology to support our expanding operations and increase the speed, reliability and ease of use of the technology.

      Shortly following our initial public offering, the Internet economy upon which the Company originally relied witnessed a dramatic and unexpected decline that accelerated through 2000 and continues today. During this period, many Internet-based companies saw their operating funds consumed and new funding sources disappear. We met the challenge of the evolving Internet marketplace by shifting our focus away from its cost-intensive site centric model to concentrate exclusively on lead generation via our nascent distribution network of partner sites. During this same period of market decline, the market value of our common stock suffered dramatically as well. In March 2001, our share price and public float values dropped to levels below the maintenance standards for continued listing on the Nasdaq National Market, and in June 2001 we received a delisting notice from Nasdaq. We appealed that decision and a hearing was held on the appeal in August 2001. Nasdaq placed an across-the-board moratorium on the minimum bid and public float requirements for continued listing on the Nasdaq National Market, effective September 27, 2001 and prior to issuing a decision on the appeal. The moratorium is in effect through January 2, 2002 at which point it may be extended, converted from temporary to permanent, lifted or modified in some fashion. If the moratorium is not extended or made permanent, we expect that our stock may be delisted from the Nasdaq National Market at that time or shortly thereafter.

      In March 2000, we entered into merger negotiations with another public company engaged in the online direct marketing business. While we focused on free and promotional offers as a means of acquiring customers for our clients, the target entity's approach was to acquire customers via loyalty programs. The acquisition was thus seen as a positive step to diversify our revenue and client base. Under the terms of the contemplated transaction, we would have acquired the other company in a share exchange in which our shareholders would be left owning 55% of the surviving entity having a combined market capitalization of approximately $710,000,000, based on our average closing price per share in March 2000 of approximately $25. Negotiations with the target company terminated when it agreed to be acquired by another Bay-area direct marketing company.

      In May 2000, we entered into negotiations to merge with a much larger company engaged in the Internet portal business. The terms of the contemplated transaction provided that, among other things, our shareholders would receive in exchange for their Aptimus Common Stock, shares in the acquiring entity in an amount based on a formula that valued our Common Stock at $12.00 per share. The average closing price of our Common Stock in May 2000 was $8.94. Negotiations with the potential acquirer terminated when its majority shareholder refused to agree to the terms of the contemplated transaction.

      In a more recent effort to identify alternative means of increasing shareholder value, our Board of Directors formally commenced a thorough review of strategic opportunities in March 2001. As part of the process, the Board of Directors retained a consultant with in-depth knowledge of the Internet direct marketing space to assist the Board in the evaluation process. The Board of Directors subsequently created an Independent Committee consisting of the Board's three non-employee members to direct and manage the evaluation process, to consider and respond to any proposals from shareholder groups or outside third parties where members of management might have conflicts of interest, and to make recommendations to the entire Board of Directors. One member of the Independent Committee, John Ballantine, is not an employee of the Company, but is a significant shareholder, owning more than 10% of our outstanding Common Stock. The Board also retained Dain Rauscher Wessels to perform financial advisory services in connection with the evaluation process and to assist the Company in considering all possible strategic alternatives, including the sale of the Company.

      By mid-May 2001, the Board of Directors had identified and evaluated five informal proposals involving the sale or merger of the Company in exchange for cash or stock as well as the option of liquidating the Company and distributing net proceeds to shareholders. Two of the potential merger opportunities involved other public companies wherein shareholders would receive shares of the acquiring company in exchange for their share interest in the Company. Two of the potential all cash proposals involved the payment of cash by an unrelated privately held third party in exchange for all of the outstanding shares of the Company's common stock. A third potential all cash proposal involved the payment of cash by a management-led group in exchange for all outstanding shares of Company common stock except those shares held by participating members of management.

      After due consideration, the Board of Directors rejected outright one of the potential stock-for-stock proposals as financially inadequate both in terms of initial price and the long term viability of the third-party acquirer. While the proposal contemplated our shareholders owning approximately one-third of the surviving entity, the suitor company was approaching technical bankruptcy and would likely never achieve profitability, even with an infusion of our cash. The Board of Directors also concluded that liquidation would be a time consuming and variable process whose financial outcome was highly unpredictable. The amount available for distribution after payment or renegotiation of liabilities ranged from $0.24 to $0.50. This option, while not rejected, was thus disfavored.

      From May through August 2001, the Board of Directors, with guidance and input from the Independent Committee and its outside advisors, pursued the three remaining sale proposals. Early in the process, the one remaining public company stock-for-stock potential opportunity, which had never advanced to a point where acquisition price was definitively determined, was lost when the would-be acquirer itself announced that it was being acquired. The focus thus shifted to a comparison of the potential cash-for-stock proposals. The Independent Committee aggressively pursued each potential proposal, negotiating with representatives of each third party to obtain that party's highest and best offer. The Independent Committee ultimately concluded that the first unrelated third party cash-for-stock potential opportunity was financially inadequate after the third party's representatives refused to raise their conditional offer to purchase all of the Company's issued and outstanding common stock for $0.43 per share.

      By mid-July 2001, the Independent Committee was directing its full attention to negotiating the remaining cash-for-stock potential opportunity with a team of managers led by the Company's President and Chief Executive Officer, Timothy C. Choate, which transaction contemplated an entity controlled by management purchasing for cash all of the issued and outstanding shares of Company common stock not held by the participating members of management. The proposed acquisition price for Aptimus' Common Stock was $0.52 per share. It was at this time that Mr. Choate was contacted by a representative of an unrelated group of investors who indicated great interest in acquiring the Company for cash as an initial step in a broader market-sector consolidation strategy. The $1.25 price per share initially proposed by the investor group prior to any due diligence was highly favorable, and by the end of July 2001 the Independent Committee and management had suspended their talks in favor of pursuing the investor group's cash-for-stock proposal.

      Since this proposal did not involve members of management, the Independent Committee informally directed Mr. Choate to assume the lead negotiating role with the investor group on behalf of the Company. From the last week in July 2001 through the first weeks in August 2001, Mr. Choate and members of management invested considerable time and energy pursuing this sale opportunity. Mr. Choate regularly reported his progress to the Independent Committee and its advisors, which offered him guidance and instruction as necessary. As negotiations with the investor group progressed, it became apparent that the investor group did not have sufficient capital to fund the acquisition and the Company's post-acquisition business as contemplated and might be unable to raise sufficient capital to proceed with the proposed offer. After completion of due diligence and time being of the essence, the Independent Committee thus demanded that the investor group submit a firm and final acquisition proposal. Instead of a firm offer, the investor group submitted a revised proposal for a substantially reduced amount of approximately $0.46 a share. However, because the proposal contemplated reducing the price prior to completion of the acquisition depending on several factors, the Company believed that the actual share price would have been substantially lower. The Board of Directors rejected this financially inadequate proposal and concluded that, contrary to initial representations, the investor group lacked sufficient backing to effect a financially fair acquisition of the Company and thus terminated further discussions.

      In early August 2001 while negotiations with the investor group were ongoing, Mr. Choate proposed to the Board of Directors that, in lieu of the sale or liquidation proposals that had to date been its focus, it consider having the Company itself offer to purchase some portion of its common stock directly from shareholders thereby providing alternatives for the future between which the shareholders themselves could choose. The concept was reserved for consideration pending the outcome of negotiations with the investor group. Immediately upon rejecting the investor group proposal and determining that, given the time delay, the management proposal would be renewed, if at all, for a reduced share price, the Board of Directors and Independent Committee initiated active consideration of the self-tender offer proposal. As part of its analysis, the Board of Directors in a series of meetings considered the estimated range of values and resulting risks and liabilities that could be expected in the event of a liquidation of the Company, the financial viability of the surviving entity and its corresponding financial obligations in the alternative management-led buy out and tender scenarios, the potential change in control of the Company in the event of a tender offer, methods to limit or prevent participation in the tender offer by Mr. Choate and other members of the Board of Directors, the comparative costs and efficiencies of the alternative management-led buy out and tender scenarios, the impact on liquidity and availability of current information in the event of a then expected Nasdaq National Market delisting, the desirability of providing shareholders a choice of liquidity at a substantial premium to market value vs. continued share ownership, the desirability of maintaining the Company's public-company status and the certainty of a reduced offer given the lapse of time in the event the suspended management-led buy out negotiations were revived. All of these issues were discussed and considered in a series of formal and informal meetings among all or a portion of the Board of Directors, the Independent Committee, management and outside advisers during the time period preceding a decision on the matter. As a result of these discussions, and upon the unanimous recommendation of the Independent Committee, the Board of Directors by unanimous vote approved the proposed tender offer at a special meeting called for that purpose on August 23, 2001. The Company issued a press release on August 27, 2001 publicly announcing the proposed tender offer.

2. Fairness of the tender offer.

      Determination of Fairness. Because the shares owned by Mr. Choate represent about 15% of the total issued and outstanding shares of our Common Stock, and Mr. Choate is the President, Chief Executive Officer and a member of our Board of Directors, the Board of Directors appointed an Independent Committee consisting of John Ballantine, Jack Balousek and Kirk Loevner to consider and take action on any proposals made by Mr. Choate or any other third parties to acquire the Company. Mr. Ballantine, while not an employee or a member of the management group who previously proposed to acquire the Company, is a significant shareholder and owns approximately 13% of the outstanding stock of the Company. The Independent Committee was authorized to respond to, negotiate, finalize and approve any potential merger or sale proposals from third parties or management. The Independent Committee, in connection with its decision to approve the self-tender offer by the Company, considered the fairness of the tender offer to all non-director security holders (collectively, the "Public Shareholders"). Because of the appointment of the Independent Committee and its subsequent extensive work and in-depth analysis of the various proposals and alternatives, the Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the offer or preparing a report concerning the fairness of the transaction. Dain Rauscher had been previously retained to assist the Company in evaluating strategic alternatives, but was not retained to advise the Company on the fairness of the tender offer.

      The Independent Committee believes that the tender offer is fair to our Public Shareholders. In reaching its determination that the tender offer is fair to our Public Shareholders, the Independent Committee considered the following factors:

      o Current and historical market prices. The tender offer price of $0.48 represents a premium over the historical closing price for our shares since March 16, 2001, the last day on which the closing price of our shares exceeded $0.48. The tender offer price represents a premium of 85% over the $0.26 closing price on August 27, 2001, the day we announced the contemplated offer.

      o Negative stock market conditions. The purchase of our shares will eliminate the exposure of selling Public Shareholders to any potential future decline in the price of our shares. Since the stock market peak in March 2000, all major stock indexes, including without limitation, the Standard & Poors 500, the Dow Jones Industrial

            Average and the Nasdaq National Market, have declined precipitously. The Nasdaq National Market has declined over 60% in this period. The closing price of our shares has declined even more significantly. See Section 1 of Information About Aptimus.

      o Lack of Liquidity. The relative lack of liquidity for the shares today and the liquidity that would be realized by our selling Public Shareholders from the all-cash tender offer. Today's relatively small public float is an effective limit to the number of shares that can be traded without adversely affecting the per share price. Moreover, liquidity can be expected to suffer if the shares are ever delisted from the Nasdaq National Market. The Independent Committee directors thus believe that the resulting liquidity from the tender offer will be beneficial to the selling Public Shareholders.

      o Liquidation value. Throughout its strategic alternatives evaluation process, the Board of Directors has spent considerable time and attention analyzing our net liquidation value. As part of this effort, our CFO has prepared and consistently updated detailed accountings of all our actual and contingent liabilities and obligations, all our assets, and our current business and trends. He has then factored into these accountings a range of reasonable assumptions of events, circumstances and outcomes arising from or relating to a liquidation event. From these accountings, our Board has established and consistently updated a realistic range of values that can reasonably be expected in the event we are liquidated, our affairs wound up and our net assets distributed to our shareholders. The late August 2001 accounting establishes a range of liquidation values, based on our currently outstanding share count, from an extremely aggressive $0.50 a share to an extremely conservative $0.24 a share, with a probable per share value of $0.38- $0.39. The $0.48 per share price we are offering our shareholders is thus at the high end of the net payout to shareholders that our analysis indicates could be expected in the event the Company were liquidated and its affairs wound up.

      o Firm offers for merger, consolidation or asset sale. The tender price is higher and more certain than any legitimate bid for the Company considered by the Board of Directors in the current market conditions. Moreover, the tendering Public Shareholders will receive full payment for their shares promptly upon the close of the offer period. In contrast, full payment under a liquidation would be made, if at all, over an extended period of time. See Section 1 of Special Factors.

      o Prior share purchases. The tender price represents a 20% premium over the price we agreed to pay Fingerhut, one of our principal shareholders, in connection with our purchase of an aggregate 2,750,000 shares from Fingerhut on April 16, 2001. We issued a promissory note in connection with that purchase. Moreover, the tender price represents a 25% premium over the average price we paid for our shares under our share buy-back program during the second quarter 2001 prior to our June 6, 2001 decision to suspend the program. See Section 1 of Information About Aptimus under the heading "Prior Share Purchases."

      o Timing. Based on several factors, including the possible delisting of our shares from the Nasdaq National Market, the availability of cash reserves and the negative stock market conditions and trends, the Independent Committee concluded that the timing of the offer was favorable.

      In addition to the foregoing, the Independent Committee considered the following factors in reaching the decision that the tender offer is fair to those Public Shareholders who choose not to sell their shares:

      o Funds remaining after offer. Although the Company is currently operating at a loss, expects to continue doing so for the foreseeable future, and its independent auditor has issued a going concern opinion relating to its future prospects, the funds remaining in the Company following the tender offer are believed, but are not guaranteed, to be sufficient to meet known ongoing obligations for the minimum period needed for the Company's current business model to develop momentum in today's evolving marketplace.

      o Potential growth. The Public Shareholders who choose not to sell their shares in the tender offer will share the risks of the Company's future financial performance with other non-selling shareholders, but equally will share in the rewards. Client advertising budgets have been reduced and may be reduced further. In this environment, the Company's online pay-for-performance model is an attractive alternative for cost-conscious direct marketing advertisers and our growth potential is great. Yet, there is no guarantee that advertisers will adopt the Company's online solution or that order volumes will increase or be sustained at current levels.

      The Independent Committee also believes that the tender offer is procedurally fair to our Public Shareholders in light of the following factors:

      o Independent Committee. To avoid any potential conflict of interest of the Board of Directors by virtue of Mr. Choate's service as a director and probable position as the controlling shareholder following the offer, our Board retained the previously established Independent Committee consisting of three non-employee directors. However, John Ballantine, a significant shareholder who remains undecided as to whether or in what amount he will tender, is a member of the Independent Committee. The Independent Committee has been given the sole and exclusive authority to set the terms of the tender offer.

      o Shareholder's option. The tender offer provides Public Shareholders a choice whether to remain shareholders in the Company or sell their shares at a substantial premium to recent values. Thus, Public Shareholders who continue to believe in the future growth prospects of the Company despite the market risks have a choice to continue to hold their shares. Those shareholders who do choose to retain their security position in the Company will have a proportionately greater stake in any potential future appreciation in the share price.

      o No lockup. The structure of the tender offer does not preclude additional bona fide offers to acquire us and the Independent Committee may (a) furnish information to, and participate in discussions and negotiations with, third parties relating to a merger or other transaction involving us if the Independent Committee determines that such action is appropriate, and (b) terminate the tender offer if a more favorable bid is made and we enter into an agreement with the more favorable bidder.

      o No fees. The tender offer provides the opportunity for those of our Public Shareholders holding shares directly to sell their shares without incurring brokerage and other costs typically associated with market sales.

      The Independent Committee also considered the following factors, which it considered to be negative from the perspective of our Public Shareholders, in its consideration of the fairness of the terms of the tender offer:

      o No potential growth for Public Shareholders who tender. Following the successful completion of the tender offer, our Public Shareholders who accept the tender offer will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of the shares.

      o Decreased liquidity for Public Shareholders who do not tender. Historically, there has been relatively low trading volume of our publicly traded shares. As a result of the tender by Public Shareholders of their shares, the trading volume may decrease further. Those Public Shareholders who do not tender their shares may suffer reduced liquidity and decreased market value, particularly if, at some later date, the shares are no longer quoted on the Nasdaq National Market, and we seek to terminate the registration of the shares under the Exchange Act, or either.

      o Historical market prices prior to March 2001. The price of our shares has fluctuated from a high of close to $61 in late December 1999 to $0.44 a share on the last trading day of March 2001. Certainly, the earlier historical figures are not a realistic reflection of share values today. Selling Public Shareholders will not receive the value for their shares they would have received had they had sold at a time when our share price was higher.

      In determining that the tender offer is fair to our Public Shareholders, the Independent Committee considered the above factors as a whole and did not assign specific or relative weights to them.

      In addition to those factors discussed above, the Independent Committee considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the Company's business or the nature of the tender offer.

      Net Book Value and Liquidation Value. For example, the Independent Committee did not believe that a determination of either the Company's net book value or liquidation value were relevant to its conclusion that the tender offer was fair to the Public Shareholders. The value of an online direct marketing company includes certain intangibles, such as the good will and reputation of the business, that generally are not reflected in its tangible assets. Accordingly, factors such as the net book value or liquidation value of the Company, which focus solely on its tangible assets, do not adequately reflect the value of the Company, and in the case of the liquidation value, was highly unpredictable with estimates ranging from $0.24 to $0.50 per share.

      Approval of Security Holders. The tender offer is not structured to require the approval of at least a majority of unaffiliated shareholders.

3. Effects of the tender offer; our plans.

      Other Possible Purchases of Shares. After the tender offer is complete, we may acquire additional shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the tender offer price.

      Effects of the Tender Offer. If all 10,750,000 shares we are offering to purchase are repurchased by us from the Public Shareholders, the interest of Mr. Choate in our book value and net earnings, if any, will increase proportionally by the increase in his ownership percentage of our remaining shares. Mr. Ballantine's interest will be similarly affected if he does not tender a material portion of his shares.

      We cannot predict the exact appearance of Aptimus after completion of the tender offer due to uncertainty as to the identity and number of shareholders who will participate in the tender offer and the number of shares they will tender. However, the following examples illustrate possible scenarios shareholders should consider.

      Fewer than 300 shareholders of record do not tender. If a sufficient number of shareholders tender such that we have fewer than 300 round lot shareholders (i.e. holders of 100 shares or more) of record remaining, Tim Choate will most likely be our majority shareholder and control our policies. Under such circumstances, since we would have fewer than 300 round lot shareholders of record, we may elect at some point in the future to deregister our shares under the Exchange Act after the completion of the tender offer. No such action is planned or contemplated at this time, however. If deregistration were to occur, we would have no duty to file periodic reports such as 10-Ks and 10-Qs with the Commission or provide shareholders with Regulation 14A proxy statements. If we are not registered under the Exchange Act, we cannot be listed on Nasdaq, any stock exchange or the OTCBB. This, in turn, would make it difficult for our remaining shareholders to sell their shares.

      More than 300 shareholders of record do not tender. If more than 300 round lot shareholders of record remain after the completion of the tender offer, we cannot deregister our shares under the Exchange Act. As a result, we will continue to have a duty to file periodic reports and make such other filings as are required by the Exchange Act with the Commission. In addition, brokers and dealers will still be able to act as market makers and our shares may still be publicly traded. However, even in this situation, it is likely that Tim Choate will remain our largest shareholder and will continue to exercise substantial influence on our policies.

      Mr. Choate may sell up to 50% of his shares in the tender offer. However, because Mr. Choate is subject to cut-back limitations not imposed on our selling Public Shareholders or other directors, the exact number of shares, if any, that Mr. Choate will be able to sell in the tender offer is unknown at this time. After completion of the tender offer, the selling Public Shareholders will cease to have an equity interest in us, will not have the opportunity to participate in our earnings and growth, if any, and will similarly not face the risk of losses generated by our operations or decline in our value.

      These examples assume that Mr. Ballantine chooses to tender his shares. Mr. Ballantine, who owns approximately 13% of our outstanding Common Stock is uncertain as to how much, or whether, he will tender. If Mr. Ballantine tenders no shares and Mr. Choate tenders 50% of his shares, Mr. Ballantine will be our largest shareholder.

      We currently have options and warrants outstanding to acquire 751,117 shares of Common Stock, of which 276,437 are in the money and may be exercised prior to the Expiration Date and tendered in the offer. Assuming all in the money options are exercised and tendered and we purchase 10,750,000 shares in the offer, our remaining options and warrants will represent the right to acquire approximately 15% of our company. You should know, however, that these options and warrants are currently out of the money and may never be exercised.

      See Section 2 of Special Factors and the pro forma financial information in Section 4 of Information About Aptimus for additional information regarding the effects of the tender offer.

      Possible Effect of the Tender Offer and Open Market Purchases on the Market for Shares. Following the completion of the tender offer, the purchase of shares by us pursuant to the tender offer or any subsequent open market or privately negotiated purchases would reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by the public, if any.

      Our Plans After the Tender Offer. We intend to maintain and further develop current business operations pending and following consummation of the tender offer. Current and future plans may include strategic acquisitions that complement the Company's business, in addition to the continued development of our direct marketing network. Such acquisitions would be focused on opportunities in the direct marketing space that would enhance and complement our current functionality and service offerings to our clients. In addition, we may make future changes to our current Board of Directors to better complement the direction and focus of our evolving business. We have no plans to change our current management in this period. However, changes to management may occur as a result of the natural evolution of our business.

      The shares are currently listed for quotation on the Nasdaq National Market. Following the closing of the tender offer, depending upon the aggregate market value of our remaining shares, the number of shares not purchased pursuant to the tender offer or any subsequent open market or privately negotiated purchases, the number of Public Shareholders not affiliated with us or Mr. Choate, and whether Nasdaq's temporary suspension of certain minimum listing requirements is made permanent, the shares may no longer meet the quantitative requirements for continued listing on the Nasdaq National Market and may result in the shares becoming eligible for deregistration under the Exchange Act. Failure to meet quantitative minimums, in addition to our inability to meet other applicable minimum listing requirements, will cause the shares to no longer be eligible for quotation on the Nasdaq National Market quotation system. In such an event, we may in the future elect to terminate the registration of the shares under the Exchange Act. It should be noted, however, that we have no current plans or intentions to effect a deregistration of our shares even if the opportunity to do so presents itself. In the event the shares are deregistered, we will no longer be legally required under the Exchange Act to file periodic reports with the Commission, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act. In addition, our officers, directors and shareholders who beneficially own 10% or more of the shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the shares. In the event we do meet the Exchange Act requirements for deregistration, we expect the Company will remain listed on the OTCBB until such time, if ever, as we elect to deregister our shares.

      After the consummation of the tender offer, the selling Public Shareholders will not have the opportunity to participate in our earnings and growth, if any, and will not have any right to vote on corporate matters. Conversely, after the consummation of the tender offer, selling Public Shareholders will not face the risk of losses generated by our operations or any decrease in our value. In addition, the selling Public Shareholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquirer of all of the shares in a sale transaction, if any, occurring after completion of the tender offer. No such transactions are contemplated at this time.

4. Reports, opinions, appraisals and negotiations.

      Neither we nor any of our affiliates has received any report, opinion (other than opinion of counsel) or approval from an outside party that is materially related to the tender offer.

5. United States federal income tax consequences.

      General. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements and judicial decisions, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

      o     a citizen or resident of the United States;

      o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

      o an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source; or

      o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

      Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see
Section 2 of The Tender Offer for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

      Also, the following discussion does not address the tax consequences under Sections 1045 and 1202 of the Code with respect to shares of "qualified small business stock" (within the meaning of Section 1202 of the Code) or under
Section 1244 of the Code with respect to shares of "section 1244 stock" (within the meaning of Section 1244 of the Code). The following discussion does not address the tax consequences of the tender offer under foreign, state or local tax laws.

      You are urged to consult your tax advisor to determine your particular tax consequences of participating or not participating in the tender offer including the applicable federal, state, local and foreign tax consequences.

      Characterization of the Purchase. A United States holder who sells in the tender offer will, depending on the United States holder's particular circumstances, be treated for federal income tax purposes either as having sold the United States holder's shares or as having received a distribution in respect of shares from us.

      Under Section 302 of the Code, a United States holder whose shares are purchased by us under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss upon the transaction if the purchase:

      o results in a "complete termination" of the United States holder's equity interest in us;

      o results in a "substantially disproportionate" redemption with respect to the United States holder; or

      o is "not essentially equivalent to a dividend" with respect to the United States holder. Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

      If a United States holder satisfies any of the Section 302 tests, the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase under the tender offer. Specific limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased from a United States holder under the tender offer. A United States holder may be able to designate which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

      If a United States holder does not satisfy any of the Section 302 tests, the purchase of a United States holder's shares under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the amount received by a United States holder with respect to the purchase of its shares under the tender offer will be treated as a distribution by us with respect to the United States holder's shares. Such distribution will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current or accumulated earnings and profits (as determined under applicable provisions of the Code and Treasury Regulations), if any. To the extent the amount exceeds the United States holder's share of our current or accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

      Constructive Ownership of Shares and Other Issues. In applying each of the
Section 302 tests, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

      We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than distribution treatment, for United States federal income tax purposes under the rules discussed below.

      Section 302 Tests. One of the following Section 302 tests must be satisfied in order for the purchase of shares under the tender offer to be treated as a sale or exchange (as opposed to a distribution) for federal income tax purposes:

      o Complete Termination Test. The purchase of a United States holder's shares under the tender offer will generally result in a "complete termination" of the United States holder's equity interest in us only if all of the shares that are actually or constructively owned by the United States holder are sold under the tender offer. United States holders should consult their tax advisors with regard to the complete termination test, the applicability of the constructive ownership rules and certain rules regarding the waiver of attribution of ownership applicable in certain situations.

      o Substantially Disproportionate Test. The purchase of a United States holder's shares under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase.

      o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" of the United States holder's interest in us given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative share interest in a publicly held corporation is minimal and who exercises no control over corporate affairs may constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

      Corporate Shareholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of
Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

      Shareholders Whose Shares are not Purchased Under the Tender Offer. Shareholders whose shares are not purchased under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

      Backup Withholding. See Section 2 of The Tender Offer with respect to the application of United States federal backup withholding tax.

      The discussion set forth above is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of state, local and foreign tax laws.

                                THE TENDER OFFER

1. Number of shares; proration.

      General. Under the terms and conditions of the tender offer, we will purchase 10,750,000 shares of Common Stock or if less than 10,750,000 shares of our Common Stock are properly tendered and not properly withdrawn in accordance with Section 3 of The Tender Offer before the scheduled expiration date of the tender offer, all shares that are properly tendered and not properly withdrawn, at a single purchase price of $0.48 per share, net to the seller in cash, without interest.

      The term "expiration date" means 5:00 p.m., Eastern time, on Monday, November 12, 2001, unless and until we, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the tender offer, as so extended by us, will expire. See Section 9 of The Tender Offer for a description of our right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. The proration period and withdrawal rights expire on the expiration date.

      If (1)(a) we increase or decrease the price to be paid for shares or (b) we decrease the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 9 of The Tender Offer, the tender offer will be extended so that the tender offer will be open for at least 10 business days following the change. Any period measured in business days includes the first day of the period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 5:00 p.m., Eastern time.

      The tender offer is not conditioned on the tender of any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 5 of The Tender Offer.

      If the number of shares properly tendered and not properly withdrawn prior to the expiration date is less than or equal to 10,750,000 shares, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

      Priority of Purchases. Under the terms and conditions of the tender offer, if more than 10,750,000 shares have been properly tendered and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

            (1) We will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder (as defined below) who:

                  (a) tenders all shares owned beneficially or of record by that shareholder (tenders of fewer than all the shares owned by an odd lot holder will not qualify for preference); and

                  (b) completes the section entitled "Odd Lots" in the Letter of
            Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

            (2) after the purchase of all of those shares, we will purchase all other shares properly tendered and not properly withdrawn before the expiration date, if any, other than any shares tendered by Messrs. Choate and Ballantine, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, and up to 100,000 shares tendered by each of Messrs. Ballantine and Choate;

            (3) any additional shares tendered by Mr. Ballantine; and

            (4) any additional shares tendered by Mr. Choate.

      Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 2 of The Tender Offer. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any odd lot holder wishing to tender all of their shares of Common Stock pursuant to the tender offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any shareholder who tenders all shares beneficially or of record owned and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

      Proration. We do not expect that Public Shareholders who tender their shares will be subject to proration. However, in the unlikely event proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by a particular shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 2 of The Tender Offer, and not properly withdrawn, and because of the odd lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. You may obtain preliminary proration information from the Information Agent as well as from your broker.

      As described in Section 5 of Special Factors, the number of shares that we will purchase from you under the tender offer may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender shares. The Letter of Transmittal affords you the opportunity to designate the order of priority in which tendered shares are to be purchased if we have to prorate the number of shares purchased from you.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Procedures for tendering shares.

      Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for those shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern time, on the expiration date by the Depositary at its address set forth on the back cover page of this document or
(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1 of The Tender Offer.

      Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the Depositary.

      Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 2 of The Tender Offer, shall include any participant in The Depository Trust Company ("DTC"), whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

      Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary's account at DTC as described above, a properly completed and duly executed Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

      The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

      Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at DTC within two business days after the date of this document, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

      The term "agent's message" means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

      Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides a taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that the provided number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of the Depositary that you are not subject to backup withholding. Specified shareholders (including, among others, all corporations and some foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder (including a foreign corporation) to establish that it is an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8ECI or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Information Agent. See Instruction 10 of the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see Section 5 of Special Factors.

      Federal Income Tax Withholding on Payments to Foreign Shareholders. Even if a foreign shareholder has provided the required certification as described in the preceding paragraphs to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his, her or its agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not a "United States holder" (as defined in Section 5 of Special Factors). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if they or it satisfies one of the "Section 302 tests" for capital gain treatment described in Section 5 of Special Factors or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

      Foreign shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of, or an exemption from, withholding tax, and the refund procedure. See Instruction 10 of the Letter of Transmittal.

      Guaranteed Delivery. If you desire to tender shares under the tender offer and your share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the expiration date, you may nevertheless tender your shares if all of the following conditions are satisfied:

            (a) the tender is made by or through an eligible guarantor institution;

            (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

            (c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of your shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the expiration date of the tender offer.

      Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by your certificates are tendered, we will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

      Stock Options and Warrants. We are not offering, as part of the tender offer, to purchase any outstanding options or warrants and tenders of warrants or options will not be accepted. Holders of outstanding options or warrants who wish to participate in the tender offer must exercise their warrants or options, as the case may be, and purchase shares of our Common Stock and then tender the shares pursuant to the tender offer, provided that the exercise of those options or warrants and the tender of shares is in accordance with the terms of the applicable option or warrant documents. In no event are any options or warrants to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an option or warrant cannot be revoked even if shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Neither we nor any of the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A proper tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the tender offer.

      Lost or Destroyed Certificates. Shareholders whose certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Mellon Investor Services at (866) 892-5625 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact Mellon Investor Services at (866) 892-5625 immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

      Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any documents delivered to us or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

      Dissenters' Rights. No dissenters' rights, or any similar rights, are available to shareholders who tender their shares in the tender offer.

3. Withdrawal rights.

      Except as otherwise provided in this Section 3 of The Tender Offer, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us under the tender offer, may also be withdrawn at any time after 5:00 p.m., Eastern time, on Monday, November 12, 2001.

      For a withdrawal to be effective, a written or facsimile transmission (confirmed by telephone) notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

      If shares have been tendered under the procedure for book-entry transfer set forth in Section 2 of The Tender Offer, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. Neither we nor any of the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 2 of The Tender Offer.

      If we extend the tender offer, we are delayed in our purchase of shares or if we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3 of The Tender Offer.

4. Purchase of shares and payment of purchase price.

      Under the terms and conditions of the tender offer, as promptly as practicable following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn before the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the tender offer.

      Under the terms and conditions of the tender offer, as promptly as practicable after the expiration date, we will accept for payment and pay a purchase price of $0.48 per share for 10,750,000 shares of our Common Stock, subject to decrease as provided in Section 9 of The Tender Offer, if properly tendered and not properly withdrawn, or if less than 10,750,000 shares are properly tendered and not withdrawn, all shares that are properly tendered and not properly withdrawn.

      We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

      In the unlikely event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered and not purchased due to proration, will be returned to the tendering shareholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, at our expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment. In addition, there are other conditions to our obligation to purchase shares under the tender offer. See Section 5 of The Tender Offer.

      We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

      Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the substitute form W-9 included with the Letter of Transmittal may be subject to federal backup withholding tax of 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds paid to the shareholder or other payee under the tender offer. See Section 2 of The Tender Offer. Also see Section 5 of Special Factors regarding United States federal income tax withholding for foreign shareholders.

5. Conditions of the tender offer.

      Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this Offer to Purchase and before the expiration date any of the following events shall have occurred (or shall have been determined, in good faith, by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of our business or materially impairs the contemplated benefits of the tender offer to us;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,
      (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

            (c) there shall have occurred (i) any further general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market or in the over-the-counter market in the United States, including but not limited to any changes in trading conditions resulting from terrorist attacks, responses by the United States or its allies or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including without limitation, any further acts of terrorism, domestic or foreign or response of the United States or its allies to such acts, (iv) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in shares of our Common Stock, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decline in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) from the close of business on the date of this Offer to Purchase;

            (d) a tender offer or exchange offer (other than this tender offer) for any or all of shares of our Common Stock, or any merger, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any person;

            (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission with respect to our Common Stock on or before the date of this Offer to Purchase), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the date of this Offer to Purchase shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors; or

            (f) any change or changes shall have occurred in our business, financial condition, assets, income, operations, prospects or share ownership that, in our judgment, is or may be material and adverse to us.

      These conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion, acting reasonably. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right. In addition, we will only assert or waive any of these conditions at or prior to the Expiration Date, except for conditions imposed by applicable law that may be asserted at any time prior to the payment date for the shares to the extent required by applicable law. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

6. Source and amount of funds.

      Assuming that the maximum 10,750,000 shares are tendered in the offer at $0.48 per share, the aggregate purchase price will be $5,160,000. We expect that our fees and expenses for the offer will be approximately $60,000.

      We will fund the tender offer and payment of related fees and expenses through existing cash balances and short-term investments which totaled approximately $13.6 million at June 30, 2001. We do not intend to borrow funds to finance the tender offer.

7. Effects of the tender offer on the market for shares; registration under the Exchange Act.

      Prior to the announcement of the tender offer, Nasdaq informed us that we do not meet certain guidelines for continued listing on the Nasdaq National Market. Nasdaq subsequently suspended those particular guidelines through January 2, 2002. If Nasdaq reimposes those guidelines and we are subsequently no longer listed on the Nasdaq National Market, we expect to be quoted on the OTCBB unless and until we deregister our shares and cease to be eligible for quotation.

      Our purchase of shares under the tender offer likely will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our shareholders. If a sufficient number of Public Shareholders tender 100% of their shares, we will not meet the minimum 300 round lot holder requirement for continued listing on the Nasdaq National Market. In the event this occurs, our Common Stock will no longer be eligible to be quoted on the Nasdaq National Market.

      Our shares of Common Stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares of our Common Stock pursuant to the offer, the shares of our Common Stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

      The shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of the shares under the tender offer may result in the shares becoming eligible for deregistration under the Exchange Act. If sufficient Public Shareholders tender their shares such that we have fewer than 300 shareholders of record, termination of our registration under the Exchange Act will become an available option to us. If in the future we elect to deregister our shares, we will no longer be legally required to file periodic reports with the Commission, under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, our officers, directors and shareholders who beneficially own 10% or more of the shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the shares. At this time we have no plan or intention to seek deregistration of our stock in the event doing so becomes an option.

8. Legal matters; regulatory approvals.

      Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer until the outcome of that process is known. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the tender offer to accept for payment and pay for shares is subject to certain conditions. See Section 5 of The Tender Offer.

9. Extension of the tender offer; termination; amendment.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 of The Tender Offer shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 5 of The Tender Offer by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of that termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 5 of The Tender Offer shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

      Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

      If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or decrease the number of shares being sought in the tender offer and (2) the tender offer is scheduled to expire at any time earlier than the tenth business day following the first publication of notice of an increase or decrease in the manner specified in this
Section 9 of The Tender Offer, the tender offer will be extended until the expiration of a ten business day period.

10. Fees and expenses.

      We have retained Mellon Investor Services to act as Information Agent and Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Depositary and the Information Agent as described above) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the related Letter of Transmittal.

11. Miscellaneous.

      We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                            INFORMATION ABOUT APTIMUS

1. Subject company information.

      Name and Address. Our name is Aptimus, Inc., a Washington corporation. The address of our principle executive offices is 95 South Jackson Street, Suite 300, Seattle, Washington 98104 and our telephone number is (206) 441-9100.

      Securities and Trading Market. On September 30, 2001, we had outstanding 13,191,602 shares of Common Stock, no par value, which sum includes 635,000 shares of restricted common stock issued to members of our Board and certain executive officers. Our Common Stock is listed and traded on the Nasdaq National Market under the trading symbol "APTM." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share on the Nasdaq National Market, as applicable.

                                                               HIGH         LOW
                                                              ------      ------

YEAR ENDED DECEMBER 31, 1999
Third quarter (from September 28, 1999) ................      $13.56      $11.50
Fourth quarter .........................................      $59.94      $11.50

YEAR ENDED DECEMBER 31, 2000
First quarter ..........................................      $43.00      $17.75
Second quarter .........................................      $16.56      $ 4.94
Third quarter ..........................................      $ 6.63      $ 2.81
Fourth quarter .........................................      $ 3.44      $ 0.75

YEAR ENDED DECEMBER 31, 2001
First quarter ..........................................      $ 1.25      $ 0.38
Second quarter .........................................      $ 0.41      $ 0.27
Third quarter (through August 27, 2001) ................      $ 0.32      $ 0.16

      On August 27, 2001, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the Nasdaq National Market was $0.26 per share.

      Dividends. We have not declared any dividends on our Common Stock and do not anticipate declaring any dividends on our Common Stock in the foreseeable future. Currently, there are no restrictions on our ability to declare and pay a dividend on our Common Stock.

      Prior Public Offerings. On October 1, 1999, we sold 3,200,000 shares of Common Stock at a price of $12.00 per share in our initial public offering. We received net proceeds of $35,712,000 from the offering. In addition, on October 29, 1999, we sold an additional 480,000 shares under the underwriters' overallotment option. We received net proceeds of $5,356,800 from the overallotment option.

Prior Share Purchases.

      In July 2000, our Board of Directors approved a share repurchase plan of up to 10% of our outstanding shares of Common Stock. Share repurchases were made on the open market and were subject to certain regulatory restrictions which, generally, limited the number of shares that could be acquired on a daily basis and limited the price per share that could be paid. We suspended the share repurchase program in early June 2001 pending a decision in the then ongoing strategic alternatives review, after having reacquired 875,258 shares at an average price of $1.9662 per share.

      In addition to the share repurchase plan, in April 2001, the Company redeemed 2,720,000 shares of our common stock held by Fingerhut Companies, Inc. at a per share price of $0.40 for total principal purchase consideration of $1,088,000. Payment was made in the form of $250,000 cash at closing and a promissory note in the principal sum of $838,000, bearing interest at the annual rate of 9.5%, payable in 18 equal monthly installments of $50,135.12 each. The note will remain outstanding following the tender offer.

--------------------------------------------------------------------------------------------------------------
                                                             High price per    Low price per    Average price
                                                Shares         share paid       share paid      per share paid
--------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000:
--------------------------------------------------------------------------------------------------------------
  Third quarter (from August 31, 2000)            37,300          $3.50            $3.48             $3.48
--------------------------------------------------------------------------------------------------------------
  Fourth quarter                                 626,800          $3.43            $0.92             $2.40
--------------------------------------------------------------------------------------------------------------
Year ending December 31, 2001:
--------------------------------------------------------------------------------------------------------------
  First quarter                                   79,700          $0.49            $0.41             $0.46
--------------------------------------------------------------------------------------------------------------
  Second quarter (through June 5, 2001)        2,851,458          $0.46            $0.28             $0.36
--------------------------------------------------------------------------------------------------------------

We urge shareholders to obtain current market quotations for the shares.

2. Identity and background of certain persons.

      Business and Background. Certain information about members of our board of directors, executive officers and significant shareholders is set forth below. Unless otherwise noted, the address and phone number of each person is the same as that of Aptimus and each individual is a United States citizen.

      Timothy C. Choate

      Timothy C. Choate has served as Chairman, President and Chief Executive Officer since March 1998. Prior to March 1998, Mr. Choate served as a Vice President of Micro Warehouse, Inc., an online software distributor, from July 1997 to March 1998. In 1994, Mr. Choate co-founded Online Interactive, Inc., an online distributor of software and the former parent company of Aptimus, and served as its Chairman, President and Chief Executive Officer until 1997. Prior to 1994, Mr. Choate also served as President of Softdisk Publishing LLC, a software publishing company, and the Senior Marketing Manager of Prodigy, an Internet access and content provider. Mr. Choate currently serves as a director of Digital River, Inc., a provider of eCommerce outsourcing solutions, and Laplink, Inc., a software publishing company. Mr. Choate earned a Bachelor of Science in economics, with a concentration in marketing and entrepreneurial management, from the Wharton School of Business at the University of Pennsylvania. Mr. Choate's address is 657 Market Street, #200, San Francisco, CA 94105.

      John P. Ballantine

      John P. Ballantine has served as a director since July 1997. From March 1999 to January 2001, Mr. Ballantine served as Chairman and Chief Executive Officer of iStart Ventures LLC, a developer of early-stage e-commerce concepts. From July 1997 to March 1998, Mr. Ballantine served as a Vice President of Micro Warehouse, Inc. In 1994, Mr. Ballantine co-founded Online Interactive, Inc. and served as its Executive Vice President and later as President and Chief Executive Officer. From February 1993 to June 1994, Mr. Ballantine served as Vice President of Softdisk Publishing LLC, where he managed online shopping applications with America Online, CompuServe, Prodigy and GEnie. From March 1989 to February 1993, Mr. Ballantine served as Vice President of Sales for DataEnvelope, a full-service software marketing and distribution company. Mr. Ballantine holds a Bachelor of Science degree in Finance from the San Diego State University School of Business. Mr. Ballantine's address is 95 South Jackson, #300, Seattle, WA 98104.

      John P. Balousek

      John B. Balousek has served as a director since February 1999. In 1998 Mr. Balousek co-founded PhotoAlley.com, an online retailer of photographic equipment, supplies and services. From 1979 to 1997, Mr. Balousek served in various positions, including President and Chief Operating Officer and Director of Foote, Cone & Belding Communications, Inc., a global advertising and communications company. In 1996, Mr. Balousek served as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive service of True North Communications, Foote, Cone & Belding's parent company. Mr. Balousek currently serves as a director for Geoworks Corporation, a provider of end-to-end solutions for the wireless communications market; Emcirq Corporation, a privately held company focusing on electronic data marketing; and EDB Holdings, Inc., a superoptical retailing company. Mr. Balousek holds a Bachelor of Arts degree in Journalism from Creighton University and a graduate degree from Northwestern University. Mr. Balousek's address is 95 South Jackson, #300, Seattle, WA 98104.

      William H. Fritsch

      William H. Fritsch has served as a director since April 2001 and served as Chief Operating Officer from May 2000 to July 2001. Prior to May 2000, Mr. Fritsch served as Aptimus' Executive Vice President, Marketing, from October 1998 to April 2000. In 1988, Mr. Fritsch co-founded CF2GS, a Seattle-based direct marketing agency, and served as its President until March 1998. Prior to 1988, Mr. Fritsch also served as the Vice President for Sharp Hartwig Advertising, an advertising agency, the Director of Marketing Services at Walt Disney Productions, an entertainment and media company, and an auditor for Ernst & Ernst, a public accounting firm. In 1995, Mr. Fritsch was named "Agency Person of the Year" by Media Inc. and the American Marketing Association. Mr. Fritsch graduated cum laude from the University of Akron in Ohio with a Bachelor of Science degree in accounting. Mr. Fritsch's address is 316 Occidental, #310 Seattle, WA 98104.

      Kirk M. Loevner

      Kirk M. Loevner has served as a Director since November 1998. In February 1999, Mr. Loevner founded PublishOne, Inc., an online publishing service for businesses, of which he served as President and Chief Executive Officer until its sale in February 2001. From August 1996 to August 1998, Mr. Loevner served as President and Chief Executive Officer of the Internet Shopping Network, Inc., an online retailer and auction house. From November 1993 to July 1996, Mr. Loevner served as a Vice President and General Manager of Silicon Graphics, Inc., a leading supplier of visual computing and high-performance computer systems. Before November 1993, Mr. Loevner served as a Vice President and General Manager of Apple Computer, Inc., a computer manufacturing company. Mr. Loevner currently serves on the board of directors of the Software Industry and Information Association, a software industry association. Mr. Loevner holds a B.S.E. degree in Computer Science from Tufts University and an M.B.A. degree in General Management from Harvard University. Mr. Loevner's address is 95 South Jackson, #300, Seattle, WA 98104.

      John A. Wade

      John A. Wade has served as Vice President, Finance and Chief Financial Officer since May 1998. From 1992 to May 1998, Mr. Wade served as the Chief Financial Officer and Chief Operating Officer of Buzz Oates Enterprises, a real estate development company. Prior to 1992, Mr. Wade served as the Controller of A&A Properties, Inc., an asset management corporation, the Controller of Labels West, a manufacturing concern, and as an auditor and taxation specialist at McGladrey and Pullen, an international accounting firm. Mr. Wade holds a B.S. degree in Business Administration with a concentration in Accounting from the San Diego State University School of Business. Mr. Wade's address is 95 South Jackson, #300, Seattle, WA 98104.

      David H. Davis

      David H. Davis has served as Secretary and General Counsel since January 2000. Prior to January 2000, Mr. Davis served as Secretary and General Counsel of Ride, Inc., an international designer, manufacturer and marketer of sporting goods and apparel, from August 1996 to December 1999 and Egghead.com, Inc., a computer software and hardware retailer, from September 1994 to August 1996. Prior to September 1994, Mr. Davis worked as an attorney for the Seattle-based law firms of Stanislaw Ashbaugh and Lane Powell Spears Lubersky. Mr. Davis holds a Bachelor of Arts degree in history from Whitman College and a Juris Doctor degree from the University of Oregon School of Law. Mr. Davis' address is 95 South Jackson, #300, Seattle, WA 98104.

      Frank Yien

      Frank Yien has served as Aptimus' Senior Vice President and General Manager since February 2001. He was originally hired at Aptimus as Vice President and General Manager, Networks, in December 2000. From March 1998 to November 2000, Mr. Yien served as Vice President and General Manager at XMarkstheSpot Inc. (also known as Verge Software Corporation), which we acquired in December 2000. Yien was employed as Group Product Manager of International Server Products at Netscape Communications, an Internet software company, from May 1996 to January 1998. Prior to Netscape, Mr. Yien was Director of Support Services at Optum Software, an enterprise supply-chain company, from May 1995 to May 1996. Yien also has held management and engineering positions at Sybase Inc., an enterprise software company, GO Corporation, a mobile computing company, Sun Microsystems, a manufacturer of computer workstations and servers, and Xerox Corporation, a manufacturer of office computing equipment. Mr. Yien holds a Bachelor of Arts degree in computer science and an MBA, both from the University of California at Berkeley. Mr. Yien's address is 657 Market Street, #200, San Francisco, CA 94105.

      Scott Rozic

      Scott Rozic has served as Executive Vice President, Sales and Marketing, since December 2000. Prior to December 2000, Mr. Rozic founded XMarkstheSpot, which we acquired in December 2000, and served as its Chief Executive Officer and President from April 1997 to November 2000. Mr. Rozic holds a Bachelor of Science degree in Finance and Entrepreneurship from the University of Colorado, where he was matriculated from 1991 to 1995. Mr. Rozic's address is 657 Market Street, #200, San Francisco, CA 94105.

      Fingerhut Companies, Inc.

      Fingerhut, one of our significant shareholders and a subsidiary of Federated, Inc., has grown to become one of the largest direct-to-consumer catalogers in the United States, and a recognized leader in multi-channel marketing with a goal to allow consumers to order merchandise through whatever means they prefer - by mail, over the telephone, or on the Internet. Fingerhut is a Minnesota corporation. Its principal executive office is located at 4400 Baker Road, Minnetonka, Minnesota 55343 and its telephone number is (952) 932-3100.

      Our above listed officers, directors and affiliates have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law.

3. Past contacts, transactions, negotiations and agreements.

      Transactions. During the past two years, we have engaged in various transactions with, have provided compensation to, and have been a party to various option, indemnification and other agreements with certain of our directors, executive officers and affiliates, as described in Item 5 of our Form 10-Q dated August 14, 2001, as described in our Proxy Statement dated May 8, 2001 under the headings "Compensation of Directors," "Voting Securities and Principal Holders," "Certain Relationships and Related Transactions," "Compensation and Benefits" and "Summary of the 2001 Plan" and as described in our Proxy Statement dated July 27, 2000 under the headings "Compensation of Directors," "Voting Securities and Principal Holders," "Certain Relationships and Related Transactions," and "Compensation and Benefits." Messrs. Davis and Wade each received an ordinary course increase in salary in February 2001 and were both granted 30,000 shares of restricted Common Stock. Mr. Fritsch was granted 75,000 shares of restricted Common Stock in 2001 in his capacity as our Chief Operating Officer.

      In addition, during 2001 we granted 100,000 shares of restricted Common Stock to each of our current directors, including our directors who were then officers of Aptimus and a lesser amount to each of three of our executive officers.

      Significant Corporate Events, Negotiations and Contacts. During the past two years, neither we nor any of our directors, executive officers, or affiliates have entered into any negotiations, transactions or material contacts with respect to any merger, consolidation, acquisition, tender offer for or other acquisition of a class of our securities, election of our directors, or sale or other transfer of a material amount of our assets, except as described above in Section 1 of Special Factors.

      Agreements Involving Our Securities. We and our directors, executive officers and affiliates are parties to various agreements, arrangements and understandings with respect to our securities, including our 2001 Stock Plan, our 2000 Employee Stock Purchase Plan, various option and warrant agreements, and a registration rights agreement, as described above under the heading "Transactions," as described in our Proxy Statement dated May 8, 2001 under the heading "Approval of 2001 Stock Plan," as described in our Proxy Statement dated July 27, 2000 under the heading "Adoption of the Freeshop.com, Inc. 2000 Employee Stock Purchase Plan," and as described in our Final Prospectus dated September 27, 1999 under the heading "Description of Capital Stock."

4. Certain financial information concerning us; documents incorporated by reference.

      Financial Statements. The financial statements contained in our Annual Report on Form 10-K filed with the Commission on April 2, 2001, the Form 10-K/A filed with the Commission on April 11, 2001, the Form 10-K/A filed with the Commission on April 30, 2001 and our Quarterly Reports on Form 10-Q filed with the Commission on May 15, 2001 and August 14, 2001 are incorporated herein by reference.

      Summary Financial Information. The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended December 31, 2000 and 1999 and from our unaudited financial statements for the six months ended June 30, 2001 and 2000 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and March 31, 2001 and our Annual Report on Form 10-K, as amended, for the year ended

December 31, 2000, and is qualified in its entirety by such statements. Copies of these reports may be obtained as described below.

                                                        AS AND FOR THE                 AS AND FOR THE
                                                        --------------                 --------------
                                                    TWELVE          TWELVE
                                                    MONTHS          MONTHS           SIX             SIX
                                                     ENDED           ENDED          MONTHS          MONTHS
                                                   DECEMBER        DECEMBER       ENDED JUNE      ENDED JUNE
                                                      31,             31,             30,             30,
                                                   ---------------------------------------------------------
                   TITLE                             1999            2000            2000            2001
--------------------------------------------       ---------------------------------------------------------
                                                       (In thousands, except ratios and per share data)
Earnings Statement Data:
     Net revenue ...........................       $  8,506        $ 16,873        $ 11,024        $  1,307
     Operating expenses ....................         20,175          40,305          21,115          16,065
     Interest expenses .....................             40             114              11              98
     Other (income) expense ................           (818)         (2,442)         (1,315)           (523)
     Net loss ..............................        (10,891)        (21,104)         (8,787)        (14,333)
     Loss per share:
         Basic .............................          (1.08)          (1.36)          (0.56)          (1.00)
         Diluted ...........................          (1.08)          (1.36)          (0.56)          (1.00)
     Weighted average shares used in
     computing basic and diluted net loss
     per share .............................         10,043          15,567          15,603          14,280

Balance Sheet Data:
     Working capital .......................         46,736          23,032          38,784          11,030
     Total assets ..........................         55,816          35,532          52,170          18,207
     Current liabilities ...................          4,865           4,720           8,160           3,549
     Long-term obligations .................             40             944           1,212             305
     Shareholders' equity ..................         50,911          29,868          42,798          14,353

Other Data:
     Book value per common share ...........       $   3.28        $   1.93        $   2.73        $   1.14

      Summary Unaudited Pro Forma Consolidated Financial Information. The following summary unaudited pro forma consolidated financial information for the six months ended June 30, 2001 and the year ended December 31, 2000 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 10,750,000 shares pursuant to this tender offer. The income statement gives effect to the purchase of shares as of the beginning of each period presented. The balance sheet data gives effect to the purchase of shares as of the balance sheet date. Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $60,000. Such costs will be included as part of the cost of the shares repurchased.

      The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.

Pro Forma Statements of Operation

                                      12 MONTHS ENDED                                SIX MONTHS ENDED JUNE
                                   DECEMBER 31, 2000 PRO                               30, 2001 PRO FORMA
                                           FORMA
                                -----------------------------------------------------------------------------------------------
                                                                      Pro                                                 Pro
         TITLE                  Historical       Adjustments         Forma         Historical      Adjustments           Forma
--------------------------      ----------------------------        -------------------------------------------        --------
                                                       (In thousands, except ratios and per share data)
Pro Forma Condensed
Statement of Earnings:
Net revenue ..............       $ 16,873        $     --           $ 16,873        $  1,307        $     --           $  1,307
Operating expenses .......         40,305                             40,305          16,065                              6,065
Interest expenses ........            114                                114              98                                 98
Other (income) expense ...         (2,442)            350(1)          (2,092)           (523)            141(2)            (382)
                                 ------------------------           ----------------------------------------           --------

Net loss .................       $(21,104)       $    350           $(21,454)       $(14,333)       $    141           $(14,474)
                                 ========================                           ========================

Weighted average shares
outstanding:
     Basic ...............         15,567         (10,750)(3)          4,817          14,280         (10,750)             3,530
     Diluted .............         15,567         (10,750)(3)          4,817          14,280         (10,750)             3,530

Earnings per share:
     Basic ...............       $  (1.36)                          $  (4.45)       $  (1.00)                          $  (4.10)
     Diluted .............       $  (1.36)                          $  (4.45)       $  (1.00)                          $  (4.10)

Pro Forma Balance Sheet as of June 30, 2001

                                                              JUNE 30, 2001 PRO FORMA
                                                      ----------------------------------------
                      TITLE                           Historical    Adjustments      Pro Forma
------------------------------------------------      -------------------------      ---------
                                                  (In thousands, except ratios and per share data)
Pro Forma Condensed Balance Sheet at June 30,
2001:

Assets:

Current Assets:
     Cash and equivalents ......................       $  8,586      $ (5,220)(5)    $  3,366
     Accounts receivable, net ..................            396                           396
     Short-term investments ....................          5,030                         5,030
                                                       ----------------------        --------
     Other current assets ......................            567                           567
                                                       ----------------------        --------
Total current assets ...........................         14,579        (5,220)          9,359
     Fixed assets, net .........................          3,200                         3,200
     Intangible assets, net ....................             43                            43
     Other Assets ..............................            385                           385
                                                       ----------------------        --------
Total Assets ...................................       $ 18,207      $ (5,220)       $ 12,987
                                                       ======================        ========

Liabilities and Shareholders' Equity:

Current Liabilities:
     Accounts payable and accrued liabilities ..       $  1,706      $     --        $  1,706
     Current portion of long-term obligations ..          1,843                         1,843
                                                       ----------------------        --------
Total current liabilities ......................          3,549                         3,549
     Long-term obligations .....................            305                           305
                                                       ----------------------        --------
Total liabilities ..............................          3,854                         3,854
Shareholders' Equity
     Common stock ..............................         64,638        (5,220)         59,418
     Additional paid-in capital ................          2,251                         2,251
     Deferred stock compensation ...............            (31)                          (31)
     Accumulated deficit .......................        (52,505)                      (52,505)
                                                       ----------------------        --------
Total Shareholders' Equity .....................         14,353        (5,220)(4)       9,133
                                                       ----------------------        --------
Total liabilities and shareholders' equity .....       $ 18,207      $ (5,220)       $ 12,987
                                                       ======================        ========

Working capital ................................       $ 11,030                      $  5,810
Total debt .....................................       $  2,148                      $  2,148
Book value per common share (6) ................       $   1.14                      $   5.07

----------
Notes:

(1) Reflects a reduction in interest income resulting from the use of $5,220,000 of cash to repurchase 10,750,000 shares of Common Stock as of the beginning of the year using an interest rate of 6.7%.

(2) Reflects a reduction in interest income resulting from the use of $5,220,000 of cash to repurchase 10,750,000 shares of Common Stock as of the beginning of the year using an interest rate of 5.4%.

(3)   Reflects the purchase of 10,750,000 shares of Common Stock.

(4) Reflects the purchase of 10,750,000 shares of Common Stock at $0.48 per share and transaction costs incurred in connection with the tender offer of $60,000.

(5) The cost of the shares and the transaction costs are assumed to be financed with $5,220,000 from available cash.

(6) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the tender offer contemplated herein.

      Where You Can Find More Information. We are subject to the information requirements of the Exchange Act, and file with the Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements specific information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. These materials and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. These materials should also be available for inspection at the offices of the Nasdaq National Market at one Meadowlands Plaza, East Rutherford, NJ 07073, New York, New York, 10006.

      Incorporation by Reference. The Commission allows us to "incorporate by reference" information to this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document.

      This Offer to Purchase incorporates by reference the documents listed below that we have previously filed with the Commission. The documents contain important information about us and our financial condition.

Our Filings with the Commission                        Period

Annual Report on Form 10-K and the
   amendments thereto on Form 10-K/A      Fiscal year ended December 31, 2000
Definitive Proxy Statement                Dated May 17, 2001
Quarterly Report on Form 10-Q             Quarter ended March 31, 2001
Quarterly Report on Form 10-Q             Quarter ended June 30, 2001
Current Report on Form 8-K                Dated February 21, 2001
Current Report on Form 8-K                Dated April 23, 2001

      We incorporate by reference additional documents that we may file with the Securities and Exchange Commission between the date of this Offer to Purchase and the date the offer proration period and withdrawal rights expire. Those documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements.

      You can obtain any of the documents incorporated by reference in this document through us or from the Securities and Exchange Commission's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from Aptimus, Inc., 95 South Jackson Street, Suite 300, Seattle, Washington 98104; 206-441-9100. Please be sure to include your complete name and address on your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within two (2) business days after receiving your request. Other than as set forth above, we have made no provisions with respect to the tender offer to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal services at our expense.

5. Interests of directors, executive officers and affiliates; transactions and arrangements concerning shares.

      As of September 30, 2001, we had 13,191,602 shares of Common Stock issued and outstanding, 635,000 shares of which represented restricted stock issued to the members of our Board and certain executive officers. The 10,750,000 shares of Common Stock we are offering to purchase under the tender offer represent approximately 81.5% of our outstanding shares of Common Stock as of September 30, 2001.

      Interests of directors, executive officers and affiliates. As of September 30, 2001, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 4,769,882 shares of Common Stock, representing approximately 35% of our outstanding shares, assuming the exercise of vested options and restricted stock by directors and officers. We intend to purchase shares, if any, tendered by officers, directors and affiliates, subject to the limitations described in Section 1 of The Tender Offer.

      As of September 30, 2001, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers were as appears in columns two and three, respectively, of the table below. Assuming we purchase the maximum number of shares of Common Stock possible assuming all shares from officers and affiliates (other than those shares which would result from the exercise of options) are purchased, then after the purchase of shares under the tender offer, our directors and executive officers as a group will beneficially own 100% of our outstanding shares . The percentage beneficial ownership of each director and officer would be approximately as appears in column four of the table below.

         Security Ownership of Certain Beneficial Owners and Management.

                     PERCENTAGE OF OUTSTANDING COMMON STOCK

                                                                                 Percentage of
                                                    Number of                     Outstanding
                                                      Shares       % of Total    Common Stock
Directors, Named Executive Officers                Beneficially      Common      After Tender
and 5% Shareholders(1)                               Owned(2)    Stock Owned(3)     Offer
---------------------------------------------      ------------  -------------- --------------
Fingerhut Companies, Inc.                           2,411,255        18.28%             0%
4400 Baker Road
Minnetonka, MN 55343(4) .....................

Timothy C. Choate(5) ........................       1,945,121        14.74%          79.6%

John P. Ballantine(6) .......................       1,757,739        13.31%         20.93%

William H. Fritsch(7) .......................         280,067         2.11%          3.99%

Kirk M. Loevner(8) ..........................         189,171         1.43%             *

John B. Balousek(9) .........................         156,000         1.18%             *

Scott Rozic(10) .............................         206,782         1.55%          5.45%

John A. Wade(11) ............................         125,340            *           3.38%

Frank Yien(12) ..............................          70,312            *           2.80%

David H. Davis(13) ..........................          39,350            *              *

All directors and executive officers as a
   group (9 persons)(14) ....................       4,769,882        35.01%        100.00%

--------------------------------------------------------------------------------
o Represents beneficial ownership of less than one percent (1%) of our Common Stock.
(1) Unless otherwise indicated, the address of each beneficial owner is that of Aptimus.
(2) Beneficial ownership is determined in accordance with the rules of the Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options, warrants, convertible securities and other securities currently exercisable, or exercisable within 60 days after September 30, 2001 to acquire shares of Common Stock, are deemed outstanding for computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage ownership for any other person. The percentage ownership of each listed person is based on the aggregate number of shares of Common Stock outstanding as of September 30, 2001, together with any of the above listed securities exercisable within 60 days after September 30, 2001 held by such shareholder.
(3) Based upon an aggregate of 13,191,602 shares of Common Stock issued and outstanding as of September 30, 2001, which sum includes 635,000 restricted shares of Common Stock issued to current Board members and certain executive officers.
(4) Federated Department Stores, Inc. may be deemed to control Fingerhut by virtue of its ownership of 100% of Fingerhut's capital stock and its corresponding right to elect Fingerhut's directors, and, therefore, shares of Common Stock owned by Fingerhut may also be deemed to be beneficially owned by Federated Department Stores, Inc.
(5) Represents 1,842,097 shares held by Mr. Choate directly, 101,024 shares held by trusts established for Mr. Choate's children, and 2,000 shares that Mr. Choate had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(6) Represents 1,741,739 shares held by Mr. Ballantine directly and 16,000 shares that Mr. Ballantine had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(7) Represents 191,667 shares held by Mr. Fritsch directly and 88,400 shares that Mr. Fritsch had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(8) Represents 100,000 shares held by Mr. Loevner directly, 73,171 shares held by Kirk M. Loevner Trust w/d/t dated 8/5/96 directly and 16,000 shares that Mr. Loevner had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(9) Represents 112,000 shares held by Mr. Balousek directly, 30,000 shares held by the Balousek Family Limited Partnership, 10,000 shares held by the Balousek 1994 Irrevocable Trust, and 4,000 shares that Mr. Balousek had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(10) Represents 66,157 shares held in escrow for the benefit of Mr. Rozic directly and 140,625 shares that Mr. Rozic had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(11) Represents 40,000 shares held by Mr. Wade directly and 85,340 shares that Mr. Wade had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.

(12) Represents 70,312 shares that Mr. Yien had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(13) Represents 30,000 shares held by Mr. Davis directly, and 9,350 shares that Mr. Davis had a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.
(14) Represents 4,337,855 shares held by all the current directors and executive officers and 432,027 shares current directors and executive officers have a right to acquire pursuant to options exercisable within 60 days of September 30, 2001.

      We do not know of any arrangement that may at a subsequent date result in a change of control of our company.

      Securities Transactions. Based on our records and information provided to us by our directors and executive officers, neither we, nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our directors or executive officers has effected any transactions in our shares during the 60 days before the date of this document.

      Intent to Tender Our officers, directors and affiliates, other than Messrs. Choate and Ballantine, have indicated to us that they intend to participate in the tender offer. Mr. Choate has indicated that he may sell up to 50% of his stock in the tender offer after all other shareholders have had the opportunity to tender. Mr. Ballantine has indicated that he is uncertain as to whether he will participate in the tender offer.

                                  APTIMUS, INC.

October 10, 2001

      The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

      The Depositary for the tender offer is:

                                  MELLON INVESTOR SERVICES, L.L.C.
----------------------------------------------------------------------------------------------------
        By Express Mail:                      By Hand:                   By Overnight Delivery:
----------------------------------------------------------------------------------------------------
Mellon Investor Services, L.L.C.  Mellon Investor Services, L.L.C.  Mellon Investor Services, L.L.C.
          120 Broadway                      120 Broadway                      120 Broadway
           13th Floor                        13th Floor                        13th Floor
       New York, NY 10271                New York, NY 10271                New York, NY 10271
   Attn: Reorganization Dept.        Attn: Reorganization Dept.        Attn: Reorganization Dept.
----------------------------------------------------------------------------------------------------

                             Facsimile Transmission:
                        (for eligible institutions only)
                                 (201) 296-4293
                 Confirm Receipt of Facsimile by Telephone Only:
                                 (201) 296-4860

      Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, you are directed to contact the Depositary.

                     The Information Agent for the Offer is:

                         Mellon Investor Services, L.L.C

                                  120 Broadway
                                   13th Floor
                               New York, NY 10271
                            Attn: Reorganization Dept

                         Call Toll Free:1-(888) 694-4771